Exhibit 99.1

NEWS RELEASE

Altus Midstream Announces Third-Quarter 2021 Results

•	Strong third-quarter results with steady operational and financial performance;

•	Signed new agreement with Apache Corporation modifying gas processing fees to be more consistent with current market prices and incentivize new drilling at Alpine High;

•	Announced combination with EagleClaw, which will form one of the largest integrated midstream companies in the Permian Basin; and

•	Declared fourth quarterly cash dividend on Class A common shares at a rate of $1.50 per share.

HOUSTON, Nov. 3, 2021 – Altus Midstream Company (Nasdaq: ALTM) today announced its financial and operational results for the three-month period ending Sept. 30, 2021.

The company reported third-quarter 2021 net income including noncontrolling interests of $50 million, which includes a $4 million non-cash unrealized gain related to an embedded derivative in the company’s preferred units. Excluding this and other items, adjusted EBITDA for the third quarter 2021 was $70 million. Growth capital expenditures were approximately $3 million. Gathering and processing (G&P) throughput volumes were up 1% from the preceding quarter and averaged 452 million cubic feet (MMcf) per day, approximately 75% of which was rich gas.

CEO Comment

“Altus Midstream delivered strong third-quarter results, and we continue to make consistent progress on our key performance metrics,” said Clay Bretches, Altus Midstream CEO and president. “We remain on track to meet the annual guidance we’ve set for G&P volumes, capital expenditures and earnings. Execution in the field continues to impress, with excellent reliability and safety performance.”

Bretches also commented on the new gas processing agreement signed with Apache and the announced combination with EagleClaw, both of which occurred in October.

“The new gas processing agreement provides terms that are better aligned with today’s competitive landscape. The modifications are designed to incentivize new drilling by Apache in Alpine High and facilitate Altus’ efforts to bring in additional third-party gas from elsewhere in the Delaware Basin.

ALTUS MIDSTREAM ANNOUNCES THIRD-QUARTER 2021 RESULTS — PAGE 2 of 5

“The combination with EagleClaw is a great next step for Altus. Our complementary systems and the underlying efficiencies will create a path for the new company to take advantage of improving commodity prices and achieve sustainable, long-term success with a focus on returning capital to shareholders.”

CFO Comment

“Altus generated free cash flow for the third consecutive quarter and is trending better than the midpoint on all annual guidance items,” said Ben Rodgers, Altus Midstream chief financial officer. “Our combination with EagleClaw will create one of the largest integrated midstream companies in the Permian. With the advantages of the new company, including a large, diversified customer base, we expect to maintain the existing dividend through 2023 with a target of 5% annual growth starting in 2024.”

Dividend

As announced yesterday, the Altus board of directors declared a fourth quarterly cash dividend on the company’s Class A common shares. The dividend on Class A common shares is payable Dec. 30, 2021, to stockholders of record on Nov. 30, 2021, at a rate of $1.50 per share.

For updated financial guidance, please refer to the investor presentation released today at www.altusmidstream.com/investors.

Conference Call

Altus will host its third-quarter 2021 results conference call Thursday, Nov. 4, 2021, at 1 p.m. Central time. The conference call will be webcast from Altus’ website at www.altusmidstream.com/investors, and the webcast replay will be archived there as well. The conference call will also be available for playback by telephone for one week beginning at approximately 6 p.m. Central time Nov. 4. To access the telephone playback, dial (855) 859-2056 or (404) 537-3406 for international calls. The conference access code is 4064034.

ALTUS MIDSTREAM ANNOUNCES THIRD-QUARTER 2021 RESULTS — PAGE 3 of 5

About Altus Midstream Company

Altus Midstream Company is a pure-play, Permian-to-Gulf Coast midstream C-corporation. Through its consolidated subsidiaries, Altus owns gas gathering, processing and transmission assets servicing production in the Delaware Basin and owns equity interests in four Permian-to-Gulf Coast pipelines. Altus posts announcements, operational updates, investor information and press releases on its website, www.altusmidstream.com.

Additional information

Additional information follows, including a reconciliation of Adjusted EBITDA, Capital Investments and Growth Capital Investments (non-GAAP financial measures) to the GAAP measures.

Non-GAAP financial measures

Altus’ financial information includes information prepared in conformity with generally accepted accounting principles (GAAP) as well as non-GAAP financial information. It is management’s intent to provide non-GAAP financial information to enhance understanding of our consolidated financial information as prepared in accordance with GAAP. Adjusted EBITDA, Capital Investments and Growth Capital Investments are non-GAAP measures. This non-GAAP information should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP. Wherever a non-GAAP financial measure is disclosed in this earnings release, the non-GAAP measure is presented along with the corresponding GAAP measure so as not to imply that more emphasis should be placed on the non-GAAP measure.

Important Additional Information Will Be Filed with the SEC

In connection with the proposed transaction, Altus Midstream Company (the Company) intends to file a proxy statement with the Securities and Exchange Commission (SEC) and also plans to file other relevant documents with the SEC regarding the proposed transaction. INVESTORS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You may obtain a free copy of the proxy statement (if and when it becomes available) and other relevant documents filed by the Company with the SEC at the SEC’s website at www.sec.gov. You may also obtain the Company’s documents on its website at www.altusmidstream.com.

ALTUS MIDSTREAM ANNOUNCES THIRD-QUARTER 2021 RESULTS — PAGE 4 of 5

Participants in the Solicitation

The Company and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about the Company’s directors and executive officers is available in the Company’s proxy statement filed with the SEC on April 23, 2021, for its 2021 annual meeting of stockholders. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the definitive proxy statement and other relevant materials to be filed with the SEC regarding the proposed transaction when they become available. Investors should read the definitive proxy statement carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents using the sources indicated above.

Forward-looking statements

This news release includes certain statements that may constitute “forward-looking statements” for purposes of the federal securities laws. Forward-looking statements include, but are not limited to, statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “seeks,” “possible,” “potential,” “predict,” “project,” “prospects,” “guidance,” “outlook,” “should,” “would,” “will,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These statements include, but are not limited to, statements about the Company’s ability to effect the transactions discussed in this news release; the expected benefits of the transactions; future dividends; and future plans, expectations, and objectives for Altus Midstream’s and Apache Corporation’s operations, including after completion of the transactions, including statements about strategy, synergies, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans, and objectives of management. While forward-looking statements are based on assumptions and analyses made by us that we believe to be reasonable under

ALTUS MIDSTREAM ANNOUNCES THIRD-QUARTER 2021 RESULTS — PAGE 5 of 5

the circumstances, whether actual results and developments will meet our expectations and predictions depend on a number of risks and uncertainties which could cause our actual results, performance, and financial condition to differ materially from our expectations. See “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and in our Quarterly Reports on Form 10-Q, filed with the SEC for a discussion of risk factors that affect our business. Any forward-looking statement made by us in this news release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future development or otherwise, except as may be required by law.

Contacts

Media:	(713) 296-7276 Alexandra Franceschi
Investors:	(281) 302-2286 Patrick Cassidy

-end-

ALTUS MIDSTREAM COMPANY

STATEMENT OF CONSOLIDATED OPERATIONS

(Unaudited)

(In thousands)

	For the Quarter Ended September 30,		For the Nine Months Ended September 30,
	2021	2020(1)	2021	2020(1)
REVENUES:
Midstream services revenue - affiliate	$34,548	$38,869	$98,544	$111,252
Product sales - third parties	—	1,303	5,743	1,900

Total revenues	34,548	40,172	104,287	113,152

COSTS AND EXPENSES:
Costs of product sales	—	1,177	5,344	1,693
Operations and maintenance	9,642	8,960	24,384	29,059
General and administrative	3,420	2,936	10,350	10,102
Depreciation and accretion	4,085	4,008	12,094	11,984
Impairments	—	—	441	—
Taxes other than income	2,811	4,143	10,431	10,933

Total costs and expenses	19,958	21,224	63,044	63,771

OPERATING INCOME	14,590	18,948	41,243	49,381
OTHER INCOME (LOSS):
Unrealized derivative instrument gain (loss)	4,010	(3,533)	18,487	(76,102)
Income from equity method interests, net	32,479	15,987	82,633	47,541
Warrants valuation adjustment	664	209	222	1,668
Other	620	—	11,321	(346)

Total other income (loss)	37,773	12,663	112,663	(27,239)
Financing costs, net of capitalized interest	2,674	413	7,887	978

NET INCOME BEFORE INCOME TAXES	49,689	31,198	146,019	21,164
Current income tax benefit	—	—	—	(696)

NET INCOME INCLUDING NONCONTROLLING INTERESTS	49,689	31,198	146,019	21,860
Net income attributable to Preferred Unit limited partners	29,166	19,332	72,662	56,358

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	20,523	11,866	73,357	(34,498)
Net income (loss) attributable to Apache limited partner	15,279	8,970	56,270	(28,361)

NET INCOME (LOSS) ATTRIBUTABLE TO CLASS A COMMON SHAREHOLDERS	$5,244	$2,896	$17,087	$(6,137)

(1)	This period has been adjusted to reflect the estimated effect of applying the guidance in the SEC’s April 12, 2021 statement related to the valuation of SPAC warrants.

ALTUS MIDSTREAM COMPANY

SUPPLEMENTAL FINANCIAL INFORMATION AND OPERATING STATISTICS

(Unaudited)

(In thousands)

SUMMARY CASH FLOW INFORMATION

	For the Quarter Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
Net cash provided by operating activities	$57,340	$50,650	$158,395	$137,447
Net cash provided by (used in) investing activities	12,488	(125,985)	1,200	(301,280)
Net cash provided by (used in) financing activities	(35,932)	75,438	(74,795)	159,833

SUMMARY BALANCE SHEET INFORMATION

	September 30,	December 31,
	2021	2020(1)
Cash and cash equivalents	$108,988	$24,188
Other current assets	21,315	18,581
Property, plant and equipment, net	189,383	195,836
Equity method interests	1,537,907	1,555,182
Deferred charges and other	8,341	5,843

Total assets	$1,865,934	$1,799,630

Current liabilities	$27,469	$29,983
Long-term debt	657,000	624,000
Deferred credits and other noncurrent liabilities	193,652	209,495
Redeemable noncontrolling interest - Apache limited partner	837,158	575,125
Redeemable noncontrolling interest - Preferred Unit limited partners	634,795	608,381
Shareholders’ equity (deficit)	(484,140)	(247,354)

Total liabilities, noncontrolling interests, and shareholders’ equity	$1,865,934	$1,799,630

(1)	This period has been adjusted to reflect the estimated effect of applying the guidance in the SEC’s April 12, 2021 statement related to the valuation of SPAC Warrants.

SUMMARY OPERATING STATISTICS

	For the Quarter Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
Throughput volumes of natural gas (MMcf/d)
Rich wellhead gas	341	378	331	377
Lean wellhead gas	111	153	116	137

Total throughput	452	531	447	514

ALTUS MIDSTREAM COMPANY

NON-GAAP FINANCIAL MEASURES

(Unaudited)

(In thousands)

Reconciliation of net income (loss) including noncontrolling interest to Adjusted EBITDA

We define Adjusted EBITDA as net income (loss) including noncontrolling interests before financing costs (net of capitalized interest), interest income, income taxes, depreciation and accretion and adjust such equivalent items from our income from equity method interests. We also exclude (when applicable) impairments, unrealized gains or losses on derivative instruments, and other items affecting comparability of results to peers. Our management believes Adjusted EBITDA is useful for evaluating our operating performance and comparing results of our operations from period-to-period and against peers without regard to financing or capital structure. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income (loss) including noncontrolling interests or any other measure determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing our financial performance, such as our cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA. The presentation of Adjusted EBITDA should not be construed as an inference that our results will be unaffected by unusual or non-recurring items.

The GAAP measure used by the Company that is most directly comparable to Adjusted EBITDA is net income (loss) including noncontrolling interests. Adjusted EBITDA has important limitations as an analytical tool because it excludes some, but not all, items that affect net income (loss) including noncontrolling interests. Adjusted EBITDA should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Our definitions of Adjusted EBITDA may not be comparable to similarly titled measures of other companies in our industry, thereby diminishing its utility.

Our management compensates for the limitations of Adjusted EBITDA as an analytical tool, by reviewing the comparable GAAP measure, understanding the differences between Adjusted EBITDA as compared to net income (loss) including noncontrolling interests and incorporating this knowledge into its decision-making processes. Our management believes that investors benefit from having access to the same financial measures that the Company uses in evaluating operating results.

	For the Quarter Ended September 30,		For the Nine Months Ended September 30,
	2021	2020(1)	2021	2020(1)
Net income including noncontrolling interests	$49,689	$31,198	$146,019	$21,860
Add:
Financing costs, net of capitalized interest	2,674	413	7,887	978
Depreciation and accretion	4,085	4,008	12,094	11,984
Impairments	—	—	441	—
Unrealized derivative instrument loss	—	3,533	—	76,102
Equity method interests Adjusted EBITDA	50,109	29,952	138,405	81,869
Other	325	—	781	290
Less:
Gain on asset sales	194	—	470	76
Unrealized derivative instrument gain	4,010	—	18,487	—
Income from equity method interests, net	32,479	15,987	82,633	47,541
Warrants valuation adjustment	664	209	222	1,668
Income tax benefit	—	—	—	696
Other	1	—	3	11

Adjusted EBITDA (Non-GAAP)	$69,534	$52,908	$203,812	$143,091

(1)	This period has been adjusted to reflect the estimated effect of applying the guidance in the SEC’s April 12, 2021 statement related to the valuation of SPAC warrants.

Other midstream activity

Cash distributions received from our equity method interests	$52,072	$32,923	$127,808	$74,670

ALTUS MIDSTREAM COMPANY

TOTAL GROWTH CAPITAL INVESTMENTS

(Unaudited)

(In thousands)

Reconciliation of costs incurred in midstream activity to capital investments and growth capital investments

Management believes the presentation of capital investments and growth capital investments is useful for investors to assess Altus’ expenditures related to our midstream capital activity. We define capital investments as costs incurred in midstream activities, adjusted to exclude asset retirement obligation revisions and liabilities incurred, while including amounts paid during the period for abandonment and decommissioning expenditures given the uncertainty and timing of when the actual abandonment activity will occur. Management believes total growth capital investments provides a more accurate reflection of Altus’ current-period expenditures related to midstream capital activity and is consistent with how we plan our capital budget.

	For the Quarter Ended September 30,		For the Nine Months Ended September 30,
	2021	2020(1)	2021	2020(1)
Costs incurred in midstream activity
Property, plant and equipment, gross	$1,368	$1,868	$3,071	$11,223
Equity method interests	3,115	131,840	27,270	286,227

Total cost incurred in midstream activity	$4,483	$133,708	$30,341	$297,450

Reconciliation of costs incurred to midstream capital investment:
Asset retirement obligations incurred and revisions	$—	$—	$—	$—
Asset retirement obligations settled	—	—	—	—

Total capital investments	4,483	133,708	30,341	297,450
Less: Maintenance capital costs incurred	(1,368)	—	(2,995)	—

Total growth capital investments	$3,115	$133,708	$27,346	$297,450

(1)

For comparative purposes, the prior periods exclude Altus’ proportionate share of capital investments funded by our partner’s project financing as such amounts are no longer impacting current periods or considered when planning our capital budgets.